Filed Pursuant to Rule 424(b)(3) and (c)
Registration No. 333-138029
PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED NOVEMBER 7, 2006)
DIGI INTERNATIONAL INC.
1,676,451 SHARES OF COMMON STOCK
     This Prospectus Supplement No. 1 supplements and amends the Prospectus dated November 7, 2006, relating to the issuance of the common stock of Digi International Inc. (referred to as “we,” “us” or “our”) to the former shareholders and option holders of MaxStream, Inc. (“MaxStream”) in connection with our acquisition of MaxStream, and the possible resale of shares of our common stock by these holders. The information in this Prospectus Supplement has been obtained from the selling stockholder listed herein. This Prospectus Supplement should be read in conjunction with the Prospectus.
     The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Stockholders” in the Prospectus:

	Shares Owned Prior		Shares Owned After
Name	to Offering (1)	Shares Offered	Offering

The Corporation of the President of The Church of Jesus Christ of Latter-day Saints (2)(3)(4)	154,950	154,950	0

(2)	Based on information provided to us by this holder of the shares of our common stock as of December 28, 2006.

(3)	The Corporation of the President of The Church of Jesus Christ of Latter-day Saints obtained 154,950 shares of our common stock in assignments from Bradley J. Walters, Hugh C. Nielsen, David C. Steed, Jr. and Nicholas Evan Mecham, selling stockholders named in the Prospectus.

(4)	Mark Olson and Steven Penrose have voting and investment power over the shares owned by this selling stockholder.
     See “Risk Factors” beginning on page 3 of the Prospectus for factors you should consider before buying shares of our common stock.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement is January 5, 2007.